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
                             CHATWINS GROUP, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES
              (In thousands, except ratios and interest factor)

                                             YEAR ENDED DECEMBER 31,
                                  -------------------------------------------
                                     1993     1994     1995     1996     1997
                                  -------  -------  -------  -------  -------
     EARNINGS:
Income before income taxes,
  equity loss, extraordinary
  item and cumulative effect of
  change in accounting principle  $ 1,132  $ 1,531  $ 5,334  $    25  $ 3,172
Interest expense                    5,784    8,123    9,236    8,927    9,226
Equity in loss of affiliate (3)    (1,589)     (90)       -        -        -
Amortization of debt issuance
  expense                             395      444      564      632      550
Interest portion of rent
  expense (1)                         317      378      418      469      763
                                  -------  -------  -------  -------  -------
     Earnings                     $ 6,039  $10,386  $15,552  $10,053  $13,711
                                  =======  =======  =======  =======  =======

     FIXED CHARGES:
Interest expense                  $ 5,784  $ 8,123  $ 9,236  $ 8,927  $ 9,226
Amortization of debt issuance
  expense                             395      444      564      632      550
Interest portion of rent
  expense (1)                         317      378      418      469      763
                                  -------  -------  -------  -------  -------
     Fixed charges                $ 6,496  $ 8,945  $10,218  $10,028  $10,539
                                  =======  =======  =======  =======  =======

RATIO (2)                               -     1.16     1.52     1.00     1.30
                                  =======  =======  =======  =======  =======

(1) - Interest portion of rent expense is calculated as follows:

Rent expense                      $   953  $ 1,135  $ 1,254  $ 1,407  $ 2,290
Portion deemed representative
   of interest                       33.3%    33.3%    33.3%    33.3%    33.3%
                                  -------  -------  -------  -------  -------
Interest portion of rent expense  $   317  $   378  $   418  $   469  $   763
                                  =======  =======  =======  =======  =======

(2) - Additional income from continuing operations of $206 would be necessary to attain a ratio of earnings to fixed charges of 1.00 for the year ended December 31, 1993.

(3) - Equity in loss of affiliate relates to the Company's 49% investment in CGII. The Company indirectly services CGII's debt as its debt is owed to the Company. Accordingly, the Company's share of CGII's results are deducted from earnings for the purpose of determining the ratio of earnings to fixed charges.